Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2015

New York, New York, August 27, 2015 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the second quarter of fiscal 2015, and provided guidance for the third quarter of fiscal 2015.

Second Quarter Performance
For the second quarter of fiscal 2015, net sales decreased 17% to $326.9 million, from $396.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the second quarter of fiscal 2015 decreased 8%, compared to a decrease of 13% for the corresponding 13-week period ended August 2, 2014.

The Company reported a net loss for the second quarter of fiscal 2015 of $43.7 million, or $0.55 per diluted share, which included:

•	an after-tax charge of approximately $2.9 million, or $0.04 per diluted share, resulting from store closing costs;

•	and an after-tax charge of $2.4 million, or $0.03 per diluted share, due to consulting fees; offset by

•	an after-tax benefit of $6.4 million, or $0.08 per diluted share, due to reversals of previously established exit cost obligation liabilities resulting from subsequent lease terminations.

Excluding the aforementioned charges, the Company reported an adjusted net loss of $44.8 million, or $0.56 per diluted share in the second quarter of fiscal 2015 (see Exhibit D).

The Company reported an operating loss for the second quarter of fiscal 2015 of $37.4 million or, excluding the aforementioned charges, an adjusted operating loss of $38.6 million.

Julian R. Geiger, Chief Executive Officer, commented, “The second quarter was an important transitional time for us in which we set the stage for the second half of the year. We attained very high levels of merchandise currency, we delivered our new back to school merchandise, and we refocused our marketing efforts around key items, all while attaining operating results consistent with the better end of our guidance.”

Cash and Investments

The Company ended the quarter with cash and cash equivalents of $86.5 million and $142.7 million in long-term debt.

The Company closed 23 Aéropostale stores during the quarter. For the second quarter, the Company invested $6.0 million in planned capital expenditures.

On August 18, 2015, the Company closed on an amended credit facility. This $215 million credit facility now expires in February 2019 at the earliest, aligns with the Company’s current asset base and increases overall availability as compared to the previous credit facility.

Third Quarter Guidance
For the third quarter of fiscal 2015, the Company expects operating losses in the range of $19.0 to $25.0 million, which translates to a net loss in the range of $0.30 to $0.38 per diluted share. The effective tax rate for the third quarter is projected to be approximately 4.0%. This outlook excludes the impact of any store impairments or accelerated store closing costs which may be identified, and consulting fees.

Mr. Geiger continued, “We are encouraged by our progress during the initial part of the Back-To-School season, especially the significant improvement in our girls business. Our third quarter outlook reflects a continuation of the momentum we have generated in the quarter-to-date period. This guidance indicates a significant reduction in operating loss versus last year.”

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net loss and adjusted loss, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company’s results (see Exhibit D).

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M. ET to review its second quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com or by dialing 877-407-9039 approximately 10 minutes prior to the scheduled time with the passcode “Aeropostale.” A replay will be available approximately one hour after the recording through Thursday, September 3, 2015 and can be accessed by dialing 877-870-5176, using the required passcode 13617667. An archive will also be available at the Aeropostale website for 12 months.

About Aéropostale, Inc.
Aéropostale, Inc. is a specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale stores and website and 4 to 12 year-olds through its P.S. from Aéropostale stores and website. The Company provides customers with a focused selection of high quality fashion and fashion basic merchandise at compelling values in an exciting and customer friendly store environment. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise, other than in licensed stores. Aéropostale products can be purchased in Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale products can be purchased in P.S. from Aéropostale stores, in certain Aéropostale stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 759 Aeropostale® stores in 50 states and Puerto Rico, 41 Aéropostale stores in Canada and 26 P.S. from Aéropostale® stores in 12 states. In addition, pursuant to various licensing agreements, the Company's licensees currently operate 286 Aéropostale® and P.S. from Aéropostale® locations in the Middle East, Asia, Europe, and Latin America. Since November 2012, Aéropostale, Inc. has operated GoJane.com, an online women's fashion footwear and apparel retailer. GoJane products can be purchased online at www.gojane.com.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN CURRENCY EXCHANGE RATES AND IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH THE COMPANY’S DEBT ARRANGEMENTS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS TURNAROUND STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 1, 2015	January 31, 2015	August 2, 2014
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$86,515	$151,750	$152,274
Merchandise inventory	170,679	130,474	213,016
Other current assets	46,346	67,063	52,967
Total current assets	303,540	349,287	418,257

Fixtures, equipment and improvements, net	118,941	130,109	170,504
Goodwill and intangible assets	22,351	22,728	28,204
Other assets	8,551	10,065	17,817

TOTAL ASSETS	$453,383	$512,189	$634,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136,236	$88,289	$137,307
Accrued expenses	81,185	110,560	109,556
Total current liabilities	217,421	198,849	246,863

Long-term debt	142,687	138,540	133,590

Other non-current liabilities	84,421	81,248	101,828

Stockholders’ equity	8,854	93,552	152,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$453,383	$512,189	$634,782

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	August 1, 2015		August 2, 2014
		% of sales		% of sales
Net sales	$326,861	100.0%	$396,155	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	268,532	82.2%	333,605	84.2%
Gross profit	58,329	17.8%	62,550	15.8%
Selling, general and administrative expenses (2)	101,826	31.2%	121,182	30.6%
Restructuring (benefit) charges (3)	(6,066)	(1.9)%	3,019	0.8%
Loss from operations	(37,431)	(11.5)%	(61,651)	(15.6)%
Interest expense	2,848	0.9%	2,424	0.6%
Loss before income taxes	(40,279)	(12.4)%	(64,075)	(16.2)%
Income tax expense (benefit) (4)	3,380	1.0%	(256)	(0.1)%
Net loss	$(43,659)	(13.4)%	$(63,819)	(16.1)%
Basic loss per share	$(0.55)		$(0.81)
Diluted loss per share	$(0.55)		$(0.81)
Weighted average basic shares	79,570		78,753
Weighted average diluted shares	79,570		78,753

STORE DATA:

Comparable sales change (including e-commerce channel)	(8)%		(13)%
Stores open at end of period	826		1,072
Total square footage at end of period	3,180,595		4,006,232
Average square footage during period	3,233,657		4,031,075

(1) Cost of sales for the second quarter of 2015 was unfavorably impacted by store closing costs of $2.6 million ($2.9 million after tax, or $0.04 per diluted share). Cost of sales for the second quarter of 2014 was unfavorably impacted by asset impairment charges of $19.0 million ($18.5 million after tax, or $0.23 per diluted share).

(2) Selling, general and administrative expenses for the second quarter of 2015 was unfavorably impacted by real estate consulting fees of $2.3 million ($2.4 million after tax, or $0.03 per diluted share). Selling, general and administrative expenses for the second quarter of 2014 was unfavorably impacted by consulting fees of $3.1 million ($3.0 million after tax, or $0.04 per diluted share).

(3) Restructuring charges for the second quarter of 2015 included the benefit of reversals of previously established exit cost obligation liabilities resulting from subsequent lease terminations of $6.1 million ($6.4 million after tax, or $0.08 per diluted share). Restructuring charges for the second quarter of 2014 included severance and other exit costs of $3.0 million ($2.9 million after tax, or $0.04 per diluted share).

(4) Income tax benefit for the second quarter of fiscal 2014 was unfavorably impacted by the establishment of reserves against net deferred tax assets of $3.4 million after tax, or $0.04 per diluted share.

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	26 weeks ended
	August 1, 2015		August 2, 2014
		% of sales		% of sales
Net sales	$645,504	100.0%	$792,013	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) (1)	528,052	81.8%	658,966	83.2%
Gross profit	117,452	18.2%	133,047	16.8%
Selling, general and administrative expenses (2)	201,347	31.2%	240,627	30.4%
Restructuring (benefit) charges (3)	(6,008)	(0.9)%	37,508	4.7%
Loss from operations	(77,887)	(12.1)%	(145,088)	(18.3)%
Interest expense	6,235	0.9%	2,773	0.4%
Loss before income taxes	(84,122)	(13.0)%	(147,861)	(18.7)%
Income tax expense (benefit) (4)	4,805	0.8%	(7,260)	(0.9)%
Net loss	$(88,927)	(13.8)%	$(140,601)	(17.8)%
Basic loss per share	$(1.12)		$(1.79)
Diluted loss per share	$(1.12)		$(1.79)
Weighted average basic shares	79,423		78,655
Weighted average diluted shares	79,423		78,655

STORE DATA:

Comparable sales change (including e-commerce channel)	(9)%		(13)%
Average square footage during period	3,261,443		4,048,609

(1) Cost of sales for the first twenty-six weeks of 2015 was unfavorably impacted by store closing costs of $4.9 million ($5.1 million after tax, or $0.06 per diluted share). Cost of sales for the first twenty-six weeks of 2014 was unfavorably impacted by asset impairment charges of $21.6 million ($21.0 million after tax, or $0.27 per diluted share).

(2) Selling, general and administrative expenses for the first twenty-six weeks of 2015 were unfavorably impacted by real estate consulting fees of $2.3 million ($2.4 million after tax, or $0.04 per diluted share) and favorably impacted by a retirement plan settlement adjustment of $1.1 million ($1.1 million after tax, or $0.01 per diluted share). Selling, general and administrative expenses for the first twenty-six weeks of 2014 was unfavorably impacted by consulting fees of $3.4 million ($3.3 million after tax, or $0.04 per diluted share).

(3) Restructuring charges for the first twenty-six weeks of 2015 included the benefit of reversals of previously established exit cost obligation liabilities resulting from subsequent lease terminations of $6.0 million ($6.4 million after tax, or $0.09 per diluted share). Restructuring charges for the first twenty-six weeks of 2014 included store asset impairment charges of $30.5 million ($29.1 million after tax, or $0.37 per diluted share) and other restructuring charges of $7.0 million ($6.7 million after tax, or $0.09 per diluted share).

(4) Income tax benefit for the first twenty-six weeks of fiscal 2014 was unfavorably impacted by the establishment of reserves against net deferred tax assets of $3.4 million after tax, or $0.04 per diluted share.

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF OPERATING LOSS, NET LOSS AND DILUTED LOSS PER SHARE
(In thousands, except per share)
(Unaudited)

The following table presents a reconciliation of operating loss, net loss and diluted loss per share on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	13 weeks ended
	August 1, 2015			August 2, 2014
	Operating Loss	Net Loss	Diluted EPS	Operating Loss	Net Loss	Diluted EPS

As reported	$(37,431)	$(43,659)	$(0.55)	$(61,651)	$(63,819)	$(0.81)

Restructuring charges (benefit) (1)	(6,066)	(6,428)	(0.08)	3,019	2,927	0.04
Store closing costs	2,646	2,864	0.04	—	—	—
Consulting costs	2,283	2,420	0.03	3,101	2,980	0.04
Store asset impairment charges	—	—	—	19,009	18,486	0.23
Establishment of reserves against	—	—	—	—	3,440	0.04
net deferred tax assets

As adjusted	$(38,568)	$(44,803)	$(0.56)	$(36,522)	$(35,986)	$(0.46)

	26 weeks ended
	August 1, 2015			August 2, 2014
	Operating Loss	Net Loss	Diluted EPS	Operating Loss	Net Loss	Diluted EPS

As reported	$(77,887)	$(88,927)	$(1.12)	$(145,088)	$(140,601)	$(1.79)

Restructuring charges (benefit) (1)	(6,008)	(6,368)	(0.09)	7,011	6,731	0.09
Store closing costs	4,856	5,147	0.06	—	—	—
Consulting costs	2,283	2,420	0.04	3,387	3,252	0.04
Retirement plan settlement adjustment	(1,064)	(1,099)	(0.01)	—	—	—
Store asset impairment charges (2)	—	—	—	52,133	50,047	0.64
Establishment of reserves against	—	—	—	—	3,440	0.04
net deferred tax assets

As adjusted	$(77,820)	$(88,827)	$(1.12)	$(82,557)	$(77,131)	$(0.98)

(1) Net of reversal of restructuring liabilities.

(2) Includes $30.5 million ($29.1 million, after tax) recorded in restructuring charges and $21.6 million ($21.0 million, after tax) recorded in cost of sales in the statement of operations for the first twenty-six weeks of 2014.